                                                                      EXHIBIT 12
                         CENTRAL GARDEN & PET COMPANY

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                            (DOLLARS IN THOUSANDS)



                                               Fiscal Year          Fiscal Year        Fiscal Year        Nine Month
                                                  Ended                Ended              Ended          Period Ended
                                               December 27,         December 26,       December 25,      September 30,
                                                   1992                 1993               1994              1995
                                               ------------         ------------       ------------      -------------
Income before income taxes and minority
  interest                                           3,938                6,605              2,341              1,983
Fixed charges (1)                                    4,286                4,029              6,037              6,414
                                               ------------         ------------       ------------      -------------
  Total earnings and fixed charges                   8,224               10,634              8,378              8,397

Fixed charges (1)                                    4,286                4,029              6,037              6,414

Ratio of earnings to fixed charges                    1.92                 2.64               1.39               1.31
                                               ============         ============       ============      =============

                                               Fiscal Year          Nine Month         Nine Month
                                                  Ended            Period Ended       Period Ended
                                               September 28,          June 29,           June 28,
                                                   1996                 1996               1997
                                               ------------        -------------      ------------
Income before income taxes and minority             14,465               12,230            25,933
  interest
Fixed charges (1)                                    4,826                3,978             5,752
                                               ------------        -------------      ------------
                                                    19,291               16,208            31,685

Fixed charges (1)                                    4,826                3,978             5,752

Ratio of earnings to fixed charges                    4.00                 4.07              5.51
                                               ============        =============      ============


(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.